Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Brad Pogalz (952) 887-3753

DONALDSON COMPLETES ACQUISITION OF

THE PARTMO® FILTER BUSINESS IN COLOMBIA

MINNEAPOLIS (August 31, 2016) — Donaldson Company, Inc. (NYSE: DCI) today announced that it has completed the previously announced acquisition of certain business assets from Industrias Partmo, S.A., in Bucaramanga, Colombia, through its new wholly owned subsidiary, Filtros Partmo, S.A.S.

“We are excited to complete the Partmo acquisition, and we welcome Partmo’s customers and employees,” said Guillermo Briseño, Donaldson’s vice president for Latin America. “Partmo® is a leading brand of replacement filters in Colombia and other countries in Latin America. Their product lines and distribution partners will complement Donaldson’s existing business in the region.”

“The acquisition of Partmo represents another milestone as we continue to make investments throughout Latin America,” said Tod Carpenter, president and chief executive officer. “In recent years we have opened distribution centers in Chile, Peru and Colombia, and expanded our manufacturing operations in Mexico and Brazil. The Partmo operation expands our sales, engineering and manufacturing capabilities in Colombia. Partmo is also our first production plant for engine liquid filters in South America.”

Partmo has a 54-year tradition of manufacturing and distributing air, lube and fuel filters for medium- and heavy-duty engines. Donaldson expects the acquisition will contribute annual revenue of approximately $14 million to its Engine Products segment.

Miscellaneous

Donaldson previously announced the acquisition of Industrias Partmo, S.A. in July, 2015. For more information about Donaldson, visit the Investor Relations website at IR.Donaldson.com.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic factors and the ongoing economic uncertainty, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets and governmental laws and regulations. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K and interim financial reports on Form 10-Q. Donaldson undertakes no obligation to publicly update or revise any forward-looking statements.

 Donaldson Company Completes Acquisition of Partmo Filter Business – Page 2 of 2

About Donaldson Company

Founded in 1915, Donaldson Company (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

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